Exhibit 99.1
L BRANDS PROVIDES UPDATE ON PROGRESS IN EXECUTING
GO-FORWARD STRATEGY

Announces Approximately $400 Million in Annualized Cost Reductions

Company has Reopened Most Bath & Body Works
and Victoria’s Secret Stores in North America

COLUMBUS, Ohio, July 28, 2020 -- L Brands, Inc. (NYSE: LB) today provided an update on actions the company is taking to drive long-term shareholder value and toward establishing Bath & Body Works as a pure-play public company and preparing the Victoria’s Secret Lingerie, Victoria’s Secret Beauty and PINK businesses (collectively, Victoria’s Secret) to operate as a separate, standalone company.

Expense Reductions

The company today announced that it expects to deliver approximately $400 million in annualized cost reductions through its profit improvement plan for Victoria’s Secret and actions to decentralize and streamline shared corporate and other functions. Approximately $175 million of savings are expected to be achieved in fiscal 2020. In the second quarter of fiscal 2020, the company expects to record pre-tax severance costs of approximately $75 million related to the headcount reductions described below.

The company expects to generate these annualized cost reductions through the following:

•
A reduction of its home office headcount by approximately 15%, or about 850 associates, following completion of the previously announced review of its home office organizations in order to achieve meaningful reductions in overhead expenses and decentralize significant shared corporate and other functions and services in support of creating standalone companies. The company is providing a comprehensive benefits package for its departing associates, including severance, continuing access to health benefits and outplacement services, among other support.

•
Managing inventory with discipline, including working with suppliers to identify opportunities to reduce merchandise costs in order to increase merchandise margin rates at Victoria’s Secret. As a result of this effort already underway, Spring inventory receipts for Victoria’s Secret were down approximately 45% compared to last year, and Fall receipts are expected to be down approximately 50% compared to last year.

•	Reducing Victoria’s Secret store selling costs through changes in management structure and the labor model.

•	Executing its previously announced plan to close 250 Victoria’s Secret stores in 2020 while also negotiating with landlords for ongoing rent relief.

•	Actively working to reduce operating losses in the company-owned businesses in the U.K. and China. In the U.K., the company entered into ‘Light Administration’ in June in order to restructure lease

VICTORIA'S SECRET / PINK / BATH & BODY WORKS
Three Limited Parkway Columbus, OH 43230 www.LB.com

agreements and explore the sale of the business to a joint venture or franchise partner. The company subsequently signed Heads of Terms with a major fashion retailer and is in an exclusive period of negotiation. In China, the company closed its unprofitable flagship store in Hong Kong, is close to resolution to either close or restructure lease terms on other unprofitable stores and has implemented a significant overhead expense reduction plan.

Andrew Meslow, CEO of L Brands, commented, “The Board and management remain committed to separating the Bath & Body Works and Victoria’s Secret businesses, as well as improving the profitability of the Victoria’s Secret business. During the second quarter, we made meaningful progress toward these goals. Decisions relating to our workforce are incredibly difficult and not taken lightly, but these actions are necessary to best position our company for the long-term. On behalf of the Board and management team, I’d like to extend our deepest appreciation to the impacted associates for their contributions and dedication over the years.”

Business Update

As of today, most Bath & Body Works and Victoria’s Secret stores in North America have reopened. Sales at both businesses have been strong and have exceeded the company’s expectations. Total company net sales for the second quarter are expected to be down approximately 20% compared to last year, including an increase of roughly 10% at Bath & Body Works and an approximate 40% decline at Victoria’s Secret. Total direct channel sales at both businesses are up significantly versus last year, offset by a decline in store sales, as stores were closed for periods of time during the quarter due to the COVID-19 pandemic.

The company’s cash and liquidity position also remains strong. Its cash balance, as of July 24, was more than $2.5 billion, with no amounts drawn under its $1 billion asset-backed loan facility.

Meslow stated, “We are pleased to have reopened most of our retail stores in North America and to be able to serve our customers both online and in person. Our teams are focused on safely welcoming our customers to our Bath & Body Works and Victoria’s Secret locations and providing merchandise to meet their needs, while continuing to adhere to evolving local and state guidelines.”

Second Quarter 2020 Earnings

The company will report its second quarter earnings results on Aug. 19 and will conduct its second quarter earnings call at 9 a.m. Eastern on Aug. 20.

ABOUT L BRANDS:
L Brands, through Bath & Body Works, Victoria’s Secret and PINK, is an international company. The company operates 2,897 company-owned specialty stores in the United States, Canada, the United Kingdom and Greater China, and its brands are also sold in more than 700 franchised locations worldwide. The company’s products are also available online at www.BathandBodyWorks.com and www.VictoriasSecret.com.

VICTORIA'S SECRET / PINK / BATH & BODY WORKS
Three Limited Parkway Columbus, OH 43230 www.LB.com

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
We caution that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made by our company or our management involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and any similar expressions may identify forward-looking statements. Risks associated with the following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this press release or otherwise made by our company or our management:

•
general economic conditions, consumer confidence, consumer spending patterns and market disruptions including severe weather conditions, natural disasters, significant health hazards or pandemics, terrorist activities, financial crises, political crises or other major events, or the prospect of these events;

•
divestitures or other dispositions, including any divestiture of Victoria’s Secret and related operations, could negatively impact our business, and contingent liabilities from businesses that we have sold could adversely affect our financial statements;

•	the seasonality of our business;

•	difficulties arising from turnover in company leadership or other key positions;

•	our ability to attract, develop and retain qualified associates and manage labor-related costs;

•	liabilities arising from divested businesses;

•	the dependence on mall traffic and the availability of suitable store locations on appropriate terms;

•	our ability to grow through new store openings and existing store remodels and expansions;

•	our ability to successfully expand internationally and related risks;

•	our independent franchise, license and wholesale partners;

•	our direct channel businesses;

•	our ability to protect our reputation and our brand images;

•	our ability to attract customers with marketing, advertising and promotional programs;

•	our ability to protect our trade names, trademarks and patents;

•	the highly competitive nature of the retail industry and the segments in which we operate;

•	consumer acceptance of our products and our ability to manage the life cycle of our brands, keep up with fashion trends, develop new merchandise and launch new product lines successfully;

•	our ability to source, distribute and sell goods and materials on a global basis, including risks related to:

•	political instability, environmental hazards or natural disasters;

•	significant health hazards or pandemics, which could result in closed factories, reduced workforces, scarcity of raw materials, and scrutiny or embargoing of goods produced in infected areas;

•	duties, taxes and other charges;

•	legal and regulatory matters;

•	volatility in currency exchange rates;

•	local business practices and political issues;

•	potential delays or disruptions in shipping and transportation and related pricing impacts;

•	disruption due to labor disputes; and

•	changing expectations regarding product safety due to new legislation;

•	our geographic concentration of vendor and distribution facilities in central Ohio;

•	fluctuations in foreign currency exchange rates;

•	stock price volatility;

•	our ability to pay dividends and related effects;

•	our ability to maintain our credit rating;

•	our ability to service or refinance our debt;

•	shareholder activism matters;

•	the ability of our vendors to deliver products in a timely manner, meet quality standards and comply with applicable laws and regulations;

•	fluctuations in product input costs;

•	our ability to adequately protect our assets from loss and theft;

•	fluctuations in energy costs;

•	increases in the costs of mailing, paper and printing;

•	claims arising from our self-insurance;

•	our ability to implement and maintain information technology systems and to protect associated data;

VICTORIA'S SECRET / PINK / BATH & BODY WORKS
Three Limited Parkway Columbus, OH 43230 www.LB.com

•	our ability to maintain the security of customer, associate, third-party or company information;

•	our ability to comply with laws and regulations or other obligations related to data privacy and security;

•	our ability to comply with regulatory requirements;

•	legal and compliance matters; and

•	tax, trade and other regulatory matters.

We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

For further information, please contact:

L Brands:
Investor Relations	Media Relations
Amie Preston	Tammy Roberts Myers
(614) 415-6704	(614) 415-7072
apreston@lb.com	communications@lb.com

VICTORIA'S SECRET / PINK / BATH & BODY WORKS
Three Limited Parkway Columbus, OH 43230 www.LB.com